Exhibit 10.6

SUB-ADVISORY AGREEMENT
AMONG
NORTHSTAR/RXR NEW YORK METRO INCOME, INC.,
NSAM LUXEMBOURG S.À.R.L.,

NSAM J-NS/RXR LTD,
RXR NTR SUB-ADVISOR LLC
AND
NORTHSTAR/RXR OPERATING PARTNERSHIP, LP

i

ii

SUB-ADVISORY AGREEMENT
THIS SUB-ADVISORY AGREEMENT (this “Agreement”), dated as of [•] 2014, and effective as of the date that the Registration Statement (as defined below) is declared effective by the Securities and Exchange Commission (the “Effective Date”), is entered into by and among NSAM Luxembourg S.à.r.l., a Luxembourg société à responsabilité limitée (the “NSAM Sub-Advisor”), NSAM J-NS/RXR Ltd, a Jersey limited company (the “Advisor”), RXR NTR Sub-Advisor LLC, a Delaware limited liability company (the “Sub-Advisor”), and only with respect to the obligations pursuant to Articles 4, 5, 9, 16, 17 and 19 and Sections 3.04 and 20.03, NorthStar/RXR New York Metro Income, Inc., a Maryland corporation (the “Company”), and only with respect to Article 17 and Section 20.03, NorthStar/RXR Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). Capitalized terms used herein shall have the meanings ascribed to them in Article 1 below.
W I T N E S S E T H
WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
WHEREAS, the Company will appoint the Advisor as its advisor pursuant to the Advisory Agreement by and among the Company, the Operating Partnership and the Advisor, a copy of which is attached hereto as Appendix A (the “Advisory Agreement”).
WHEREAS, the Advisor will appoint the NSAM Sub-Advisor as its sub-advisor pursuant to the sub-advisory agreement by and among the Advisor and the NSAM Sub-Advisor (the “NSAM Sub-Advisory Agreement”).
WHEREAS, the NSAM Sub-Advisor desires to avail itself of the experience, sources of information, advice and assistance available to the Sub-Advisor, and to have the Sub-Advisor exclusively undertake the duties and responsibilities herein set forth, on behalf of, and subject to the supervision of, the NSAM Sub-Advisor, all as provided herein.
WHEREAS, the Sub-Advisor is willing to undertake to render such services, subject to the supervision of the NSAM Sub-Advisor, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

DEFINITIONS
As used in this Agreement, the following terms shall have the meanings specified below:
Acquisition Expenses means any and all expenses, excluding Acquisition Fees incurred by the Company, the Operating Partnership, the Advisor, the NSAM Sub-Advisor, the Sub-Advisor or any of their Affiliates in connection with the selection or acquisition of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.
Acquisition Fees means the fee payable to the Advisor Entities pursuant to Section 8.01 of the Advisory Agreement and to the Sub-Advisor pursuant to Section 4.01 hereof plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with the making or investing in any Investments or the purchase, development or construction of any Property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and constructions fees paid to Persons not Affiliated with the Advisor, the NSAM Sub-Advisor or the Sub-Advisor in connection with the actual development and construction of a Property.
Advisor means: (i) NSAM J-NS/RXR Ltd, a Jersey limited company; or (ii) any successor advisor to the Company.
Advisor Entities has the meaning set forth in the Advisory Agreement.
Advisor’s Investment Committee means the committee of the board of directors of the Advisor charged with the management and decision making functions of the Advisor (subject to the terms of the Advisory Agreement) in respect of the Investments.
Advisory Agreement has the meaning set forth in the Recitals.
Affiliate has the meaning set forth in the Advisory Agreement.
Agreement means this Sub-Advisory Agreement, as amended, modified, supplemented or restated from time to time, as the context requires.
Asset Management Fee has the meaning set forth in the Advisory Agreement.
Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board means the board of directors of the Company, as of any particular time.
Bylaws mean the bylaws of the Company, as amended from time to time.
Cause means with respect to the termination of this Agreement, (i) fraud, criminal conduct, misconduct, negligence or breach of fiduciary duty by the Sub-Advisor, (ii) a material breach of this Agreement by the Sub-Advisor, (iii) an RXR Member Default under the NS/RXR Strategic Agreement which has not been cured within 90 days of such RXR Member Default, or (iv) an RXR Removal Event under the NS/RXR Strategic Agreement.
Charter means the articles of incorporation of the Company, as amended from time to time.
Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company means NorthStar/RXR New York Metro Income, Inc., a corporation organized under the laws of the State of Maryland.
Construction Fee means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or provide major repairs or rehabilitations on a Property.
Delegate has the meaning set forth in Section 12.02.
Delegated Functions has the meaning set forth in Section 12.02.
Development Fee means a fee for the packaging of a Property, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.
Disposition Fee has the meaning set forth in the Advisory Agreement.
Effective Date has the meaning set forth in the Preamble.
Excess Amount has the meaning set forth in Section 5.02.
Expense Year has the meaning set forth in Section 5.02.
FINRA means the Financial Industry Regulatory Authority, Inc.
GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.
Governmental Authority means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof, and any court, tribunal, mediator or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority, foreign or domestic.
Initial Public Offering means the initial public offering of Shares registered on Registration Statement No. 333-[•] on Form S-11.
Investments means any investments by the Company or the Operating Partnership in Properties, Loans and all other permitted investments in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to its Charter, Bylaws or operating partnership agreement, as applicable, and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.
Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the shares shall be deemed “Listed.”
Loans means mortgage loans and other types of debt financing investments made by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.
Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s assets.
NRF means NorthStar Realty Finance Corp., a Maryland corporation.
NRF Notice has the meaning set forth in Section 10.02.

NSAM Sub-Advisor means (i) NSAM Luxembourg S.à.r.l., a Luxembourg société à responsabilité limitée, or (ii) any successor sub-advisor which enters into similar arrangements with the Advisor and is bound by the terms of this Agreement or similar agreement.
NSAM Sub-Advisory Agreement has the meaning set forth in the Recitals.
NS/RXR Strategic Agreement means the Limited Liability Company Agreement of RXR Realty LLC, dated as of December 20, 2013, by and among Tristate Realty Investor-T, LLC, RXR Subholdings LLC, RXR Partners LLC, and each person allocated Class B Incentive Units set forth on Exhibit B thereto, as heretofore amended and as may be further amended from time to time.
Offering means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Advisor, the NSAM Sub-Advisor and the Sub-Advisor, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization, bad debt reserves and equity-based compensation; (v) incentive fees; and (vi) Acquisition Fees, origination fees, Acquisition Expenses, real estate commissions on the resale of real property and other fees and expenses connected with the acquisition, financing, disposition, management and ownership of real estate interests, loans or other property, including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property. The definition of “Operating Expenses” set forth above is not intended to expand the type of expenses that are treated as “Total Operating Expenses” under the NASAA REIT Guidelines.
Operating Partnership means NorthStar/RXR Operating Partnership, LP, a Delaware limited partnership formed to own and operate Investments on behalf of the Company.
Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the assets of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, preparing and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Post NRF Holding Date means the first date on which each of the following has occurred: (i) the outstanding principal balance of the Term Loan (as defined in the NS/RXR Strategic Agreement) has been paid in full; (ii) the Series P Preferred Units (as defined in the NS/RXR Strategic Agreement) have been redeemed in full; and (iii) neither the NRF Member (as defined in the NS/RXR Strategic Agreement) nor any other Affiliate of NRF holds, directly or indirectly, any Class A Common Units (as defined in the NS/RXR Strategic Agreement).
Property means any real property or properties, including leasehold interests in any real property or properties, transferred or conveyed to the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture.
Property Manager means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
Prospectus means the prospectus included in the Registration Statement.
Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-[•]), as amended from time to time, in connection with the Initial Public Offering.
REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.
RXR means RXR Realty LLC.
SEC means the United States Securities and Exchange Commission.
Section 10.02 Termination Notice has the meaning set forth in Section 10.02.
Shares mean shares of common stock of the Company, par value $0.01 per share.
Stockholders mean the registered holders of the Shares.
Sub-Advisor means (i) RXR NTR Sub-Advisor LLC or (ii) any successor sub-advisor which enters into similar arrangements with the NSAM Sub-Advisor.
Sub-Advisor Designees has the meaning set forth in Article 6.
Sub-Advisor Key Employee has the meaning set forth in Section 12.04.

Termination Date means the date of termination of the Agreement determined in accordance with Article 10 hereof.
2%/25% Guidelines means the requirement pursuant to the NASAA REIT Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2.0% of the Company’s Average Invested Assets during such 12-month period or 25.0% of the Company’s Net Income over the same 12-month period, unless the Board makes certain determinations.
ARTICLE 2
APPOINTMENT
The NSAM Sub-Advisor hereby appoints the Sub-Advisor to provide on an exclusive basis with respect to the Company, and the Sub-Advisor hereby accepts such appointment and agrees to provide, the services set forth herein, subject to the terms and conditions of this Agreement and the limitations set forth in the Advisory Agreement. Pursuant to the Advisory Agreement, the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets and has undertaken to use its commercially reasonable efforts to present to the Company and the Operating Partnership potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter and the direction and oversight of the Board and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board, subject to the limitations set forth in the Advisory Agreement. Pursuant to the NSAM Sub-Advisory Agreement, the Advisor has delegated certain of its duties to the NSAM Sub-Advisor, including the duties delegated hereunder by the NSAM Sub-Advisor to the Sub-Advisor. The Sub-Advisor undertakes to use its commercially reasonable efforts to (a) identify, negotiate and manage the Company’s Investments, (b) provide portfolio management, disposition, property management, construction, leasing and development services on behalf of the Company, and (c) provide other specific services as the Sub-Advisor and the NSAM Sub-Advisor may mutually agree upon from time to time during the term of this Agreement. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and, except as expressly authorized herein or expressly provided for, shall have no authority to act for or represent the Advisor, the NSAM Sub-Advisor or the Company in any way or otherwise be deemed an agent of the Advisor, the NSAM Sub-Advisor or the Company.
ARTICLE 3
SUB-ADVISOR’S SERVICES
Pursuant to this Agreement and subject to the oversight of the NSAM Sub-Advisor, the Sub-Advisor has direct responsibility for, among others, the duties listed in this Article 3. Sub-Advisor shall, either directly or, as the Sub-Advisor deems necessary or desirable, indirectly by engaging one of its Affiliates, perform the services listed in this Article 3.

3.01    Acquisition Services.
The Sub-Advisor shall manage the acquisition process for Investments approved by the Advisor’s Investment Committee and shall perform the following acquisition services:
(i)    Serve as the delegate of the NSAM Sub-Advisor as the Company’s investment and financial advisor and obtain and provide to the NSAM Sub-Advisor as it shall direct certain market research and economic and statistical data in connection with the Company’s Investments and investment objectives and policies;
(ii)    Subject to the investment objectives and policies of the Company and any directions of the NSAM Sub-Advisor: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which the Investments will be made; and (c) acquire Investments on behalf of the Company;
(iii)    Conduct due diligence on target investments;
(iv)    Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Advisor’s Investment Committee to evaluate the prospective investments;
(v)    Obtain reports, where appropriate, concerning the value and condition of prospective investments of the Company;
(vi)    Manage the origination and closing process for real estate debt and other Investments approved by the Advisor’s Investment Committee; and
(vii)    Negotiate and execute approved Investments and other transactions.
3.02    Asset Management Services.
The Sub-Advisor shall, subject to the direction of the NSAM Sub-Advisor:
(i) Investigate, select, and, on behalf of the NSAM Sub-Advisor, engage and conduct business with such Persons as the Sub-Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, custodians, agents for collection, insurers, insurance agents, developers, construction companies, contractors, sub-contractors, Property Managers and any and all Persons acting in any other capacity deemed by the Sub-Advisor necessary or desirable for the performance of any of the foregoing services;
(ii) Monitor applicable markets and obtain reports where appropriate, concerning the value and condition of Investments of the Company;
(iii) Monitor and evaluate the performance of Investments of the Company, provide daily management services in respect of such Investments and perform and supervise the various management and operational functions related to the Company’s Investments;

(iv) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, redevelopment, repositioning, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;
(v) Oversee the performance by the Property Managers of their duties;
(vi) Conduct periodic on-site property visits of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers.
(vii) Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager or owner, operator or borrower and aggregate these property budgets into the Company’s overall budget;
(viii) Engage and coordinate with any third-party Property Manager, operators and borrowers;
(ix) Coordinate and manage relationships between the Company and any Joint Venture partners;
(x) Provide financial and operational planning services and investment portfolio management functions; and
(xi) Provide quarterly portfolio management presentations and other reporting support necessary to enable the NSAM Sub-Advisor to monitor and give directions to the Sub-Advisor, including for the purposes of public reporting, and provide such presentations to the Board, if requested.
3.03    Financing Services.
The Sub-Advisor shall:
(i)    Identify and evaluate potential financing and refinancing sources for the Company’s Investments, engaging a third-party broker if necessary;
(ii)    Negotiate terms, arrange and supervise the execution of financing agreements;
(iii)    Manage relationships between the Company and its lenders;
(iv)    Monitor and oversee the service and compliance with the Company’s debt facilities and other borrowings; and
(v)    Supervise the compilation of financing information concerning the Company’s Investments.
3.04    Administrative Services.

The Sub-Advisor, at the expense of the Company, shall assist the NSAM Sub-Advisor in managing legal matters involving the Company’s Investments and the Company will pay the expenses of any litigation.
3.05    Disposition Services.
The Sub-Advisor has the primary responsibility for providing disposition services for the property assets on behalf of the Company. The Sub-Advisor shall:
(i)    Consult with and make recommendations to the Advisor’s Investment Committee or the Board, as appropriate, and provide assistance with the evaluation and approval of potential dispositions, sales, syndications or other liquidity events;
(ii)    Structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold; and
(iii)    Engage a third-party broker if necessary.
3.06    Mutual Decisions.
Subject to the oversight of the Board, the NSAM Sub-Advisor and the Sub-Advisor agree to jointly engage in and make decisions with respect to the following activities:
(i)    Retention of investment banks;
(ii)    The use of the name “RXR” in any marketing materials;
(iii)    The extension, termination or suspension of the Offering;
(iv)    The initiation of follow-on offerings; and
(v)    Mergers, other change-of-control transactions and any liquidity events.
ARTICLE 4
SUB-ADVISORY COMPENSATION
The Sub-Advisor shall be entitled to the compensation described in this Article 4 in connection with the services performed under this Agreement. The Sub-Advisor may assign any of its rights to receive such compensation or other payments under this Agreement to an Affiliate or third party, and the Company shall honor and pay directly the assignee of any such assignment.
4.01    Fees Payable to the Sub-Advisor.
The Company shall pay the Sub-Advisor 50% of the (A) Acquisition Fees; (B) Asset Management Fees; and (C) Disposition Fees that are otherwise payable by the Company under the Advisory Agreement. The Advisor and the NSAM Sub-Advisor direct and agree to the foregoing payments to be paid by the Company to the Sub-Advisor and the Sub-Advisor accepts and agrees such payments by the Company are its full entitlement to remuneration for the services to be provided by it hereunder whether directly to the Company or the NSAM Sub-Advisor. Notwithstanding the foregoing, if RXR or NRF fails to deliver the Deficit Amount as required under and defined in a Distribution Support Agreement entered into between NRF, RXR and the Company, the Company shall pay to NRF or RXR, as the case may be, fees otherwise due to the Sub-Advisor hereunder until such time as NRF or RXR shall have been repaid any outstanding Deficit Amount.
4.02    Payment in Shares.
In the event the Sub-Advisor, in its sole discretion, elects to be paid any of the fees set forth in this Article 4 in Shares (in lieu of cash payment), the number of Shares shall be equal to (A) the cash amount of such fee; divided by (B) $9.00.
ARTICLE 5
EXPENSE REIMBURSEMENT
5.01    Expense Reimbursement.
In addition to the compensation paid to the Sub-Advisor pursuant to Section 4.01 hereof, the Company shall pay the Sub-Advisor the amount of its reimbursable expenses incurred not to exceed 25% of the aggregate amount of the reimbursements payable pursuant to Section 9.01 of the Advisory Agreement, subject to the terms and restrictions therein and the Sub-Advisor shall accept such payments as the entirety and satisfaction of its rights to reimbursement of expenses incurred by it in the performance of this Agreement.
5.02    Timing of and Additional Limitations on Reimbursements.
(i)    Expenses incurred by the Sub-Advisor on behalf of the Company, the Advisor or the NSAM Sub-Advisor and reimbursable pursuant to this Article 5 shall be reimbursed no less than quarterly to the Sub-Advisor. The Sub-Advisor shall prepare a statement documenting its expenses incurred on behalf of the Company, the Advisor or the NSAM Sub-Advisor during each quarter and shall deliver such statement to the NSAM Sub-Advisor within 30 days after the end of each quarter.
(ii)    Notwithstanding anything else in this Article 5 to the contrary, the expenses enumerated in this Article 5 shall not become reimbursable to the Sub-Advisor unless and until the Company has raised $2 million in the Initial Public Offering.
(iii)    Commencing upon the fourth fiscal quarter after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply:   The Company shall not reimburse the Sub-Advisor, the Advisor or the NSAM Sub-Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income for such year unless the Board determines that such excess was justified, based on unusual and nonrecurring factors that the Board deems sufficient. If the Board does not approve such excess as being so justified, any Excess Amount paid to the Sub-Advisor during a fiscal quarter shall be repaid to the Company. If the Board determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Sub-Advisor, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Board considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.
ARTICLE 6
REGULATORY MATTERS
The Sub-Advisor shall (and shall cause any of its Affiliates, agents and sub-contractors (the “Sub-Advisor Designees”) performing the services set forth in Article 3 hereof, to) in connection with the performance of the services hereunder, comply in all material respects with all applicable laws, rules, regulations and statements of policy of any Governmental Authority having jurisdiction over the Sub-Advisor, the Sub-Advisor Designees or the services to be so provided.
ARTICLE 7
VOTING AGREEMENT
The Sub-Advisor agrees that, with respect to any Shares now or hereinafter owned by it or its Affiliates, none of them will vote or consent on matters submitted to the Stockholders of the Company regarding: (i) the removal of the Advisor, the NSAM Sub-Advisor or any of their Affiliates; or (ii) any transaction between the Company, the Advisor, the NSAM Sub-Advisor and/or the Sub-Advisor or any of its or their Affiliates. This voting restriction shall survive until such time that the Sub-Advisor or any of its Affiliates is no longer serving as the Sub-Advisor.
ARTICLE 8
RELATIONSHIP OF THE SUB-ADVISOR, THE ADVISOR AND THE
NSAM SUB-ADVISOR AND THEIR AFFILIATES
8.01    Relationship.
The Advisor, the NSAM Sub-Advisor and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor, the NSAM Sub-Advisor or the Sub-Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor, the NSAM Sub-Advisor or the Sub-Advisor, respectively, or any of their Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor, the NSAM Sub-Advisor or the Sub-Advisor or their Affiliates to engage in any other business or to render services of any kind to any other Person. The Sub-Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Sub-Advisor shall promptly disclose to the NSAM Sub-Advisor the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Sub-Advisor’s obligations to the NSAM Sub-Advisor and/or to the Company and its obligations to or its interest in any other Person.
8.02    Time Commitment.
The Sub-Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to their duties and obligations hereunder, such time as shall be reasonably necessary to conduct the services hereunder in an appropriate manner consistent with the terms of this Agreement. The NSAM Sub-Advisor acknowledges that the Sub-Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company, the Advisor, the NSAM Sub-Advisor or any of their Affiliates.
8.03    Investment Opportunities and Allocation.
The Sub-Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the NSAM Sub-Advisor that is consistent with the investment policies and objectives of the Company in accordance with the Registration Statement or subsequent information provided by the NSAM Sub-Advisor, but neither the Sub-Advisor nor any Affiliate of the Sub-Advisor shall be obligated generally to present any particular Investment opportunity to the NSAM Sub-Advisor even if the opportunity is of a character that, if presented to the Company, could be taken by the Company. In the event an Investment opportunity is identified, the allocation procedures set forth under the caption “Conflicts of Interest—Allocation of Investment Opportunities” in any Prospectus (as may be amended from time to time) shall govern the allocation of the opportunity among the Company, the Sub-Advisor, its Affiliates and any investment vehicles sponsored or managed by RXR or its Affiliates.
8.04    Exclusivity.
The Advisor and the NSAM Sub-Advisor acknowledge and agree that the Sub-Advisor shall be the sole and exclusive source of Investments for the Company for so long as the Sub-Advisor shall serve in its capacity as Sub-Advisor under this Agreement.

ARTICLE 9
THE RXR NAME
RXR and its Affiliates have a proprietary interest in the name “RXR.” RXR hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “RXR” for so long as the Sub-Advisor shall serve in its capacity as Sub-Advisor under this Agreement solely in connection with the Company name and, subject to Section 3.06, the marketing of the Company and its business; provided, that the Company shall not be referred to as “RXR” in any marketing materials or otherwise. Accordingly, and in recognition of this right, if at any time the NSAM Sub-Advisor ceases to retain the Sub-Advisor or one of its Affiliates to perform sub-advisory services for the Company, the Company will, promptly after receipt of written request from RXR, cease to conduct business under or use the name “RXR” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “RXR” or any other word or words that might, in the reasonable discretion of RXR, be susceptible of indication of some form of relationship between the Company and RXR or any its Affiliates.  At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “RXR.” Consistent with the foregoing, it is specifically recognized that RXR or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate properties, real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having “RXR” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company, the Advisor or the NSAM Sub-Advisor. RXR shall govern the Company’s use of the name “RXR” and the Company’s use of the “RXR” name will be in strict accordance with any quality standards and specifications that may be established by the Sub-Advisor and communicated to Company from time to time.
ARTICLE 10
TERM AND TERMINATION OF THE AGREEMENT
10.01    Term.
This Agreement shall have an initial term of one year from the Effective Date and will be renewed automatically for an unlimited number of successive one-year terms, subject to Sections 10.02 and 10.03. The Sub-Advisor will be retained by the NSAM Sub-Advisor as the Sub-Advisor in respect of the Company for so long as an affiliate of NorthStar Asset Management Group Inc. serves as the Advisor to the Company, subject to Sections 10.02 and 10.03. The Sub-Advisor will present to the NSAM Sub-Advisor necessary material for the NSAM Sub-Advisor to monitor and evaluate the performance of the Sub-Advisor annually.
10.02    Termination by the NSAM Sub-Advisor.

At the sole option of the NSAM Sub-Advisor, the NSAM Sub-Advisor may terminate this Agreement (i) immediately for Cause; (ii) upon the bankruptcy of the Sub-Advisor; (iii) immediately if RXR issues a Forced Sale/Offer Notice pursuant to Section 5.7 of the NS/RXR Strategic Agreement; (iv) after NRF issues a Forced Sale/Offer Notice pursuant to Section 5.7 of the NS/RXR Strategic Agreement (“NRF Notice”) if the NSAM Sub-Advisor reasonably determines in good faith that the pipeline of acquisition opportunities provided by the Sub-Advisor following NRF Notice (A) is substantially less than before NRF Notice or (B) does not represent sufficient transactions under executed purchase and sale agreements, executed term sheets, or other transactions supported by written documentation to generate sufficient cash flow to cover the rate of distributions paid immediately prior to NRF Notice; or (v) after the Post NRF Holding Date if the NSAM Sub-Advisor reasonably determines in good faith that the pipeline of acquisition opportunities provided by the Sub-Advisor following the Post NRF Holding Date (A) is substantially less than before the Post NRF Holding Date or (B) does not represent sufficient transactions under executed purchase and sale agreements, executed term sheets, or other transactions supported by written documentation to generate sufficient cash flow to cover the rate of distributions paid immediately prior to the Post NRF Holding Date. The NSAM Sub-Advisor shall provide written notice of termination to the Sub-Advisor of this Agreement pursuant to the immediately preceding sub-clauses (iv)(A), (iv)(B), (v)(A) or (v)(B) (the “Section 10.02 Termination Notice”), which Section 10.02 Termination Notice shall be effective sixty (60) days following the date of delivery to the Sub-Advisor of the Section 10.02 Termination Notice; provided, that if the Sub-Advisor shall have cured, in the sole determination of the NSAM Sub-Advisor, exercised in good faith, the non-performance giving rise to the Section 10.02 Termination Notice prior to the effective date of the Section 10.02 Termination Notice, then the Section 10.02 Termination Notice shall be deemed withdrawn by the NSAM Sub-Advisor.
10.03    Automatic Termination.
The Sub-Advisory Agreement will automatically terminate upon the first date on which any of the following has occurred: (i) the termination of the Advisory Agreement; or (ii) a default, after all applicable notice and cure periods, if any, under (A) the Term Loan, (B) the Original Series P Preferred Units (as defined in the Series P Supplemental Terms) and/or (C) the Additional Series P Preferred Units (as defined in the Series P Supplemental Terms), and a judgment has been obtained in connection with any such default which is not satisfied within sixty (60) days.
10.04    Payments on Termination and Survival of Certain Rights and Obligations.
(i)    After the Termination Date, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable, subject to receiving a demand for payment and an accounting from the Sub-Advisor.
(ii)    The Sub-Advisor shall promptly upon termination:

(a)    pay over to the NSAM Sub-Advisor or the Company, as the case may be, all money collected and held for the account of such party pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(b)    deliver to the NSAM Sub-Advisor, or if the NSAM Sub-Advisor has been terminated, to the Board, a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the NSAM Sub-Advisor;
(c)    deliver to the NSAM Sub-Advisor, or if the NSAM Sub-Advisor has been terminated, to the Board, all assets and documents of the Company then in the custody of the Sub-Advisor; and
(d)    cooperate with the NSAM Sub-Advisor and the Company to provide an orderly transition of advisory functions, including identification of potential replacements.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES OF THE SUB-ADVISOR
As an inducement to the NSAM Sub-Advisor entering into this Agreement, the Sub-Advisor hereby represents and warrants to the NSAM Sub-Advisor that:
11.01    Skilled Personnel and Adequate Staffing.
The Sub-Advisor individually and by engaging as necessary Affiliates to provide services hereunder shall have and will at all times maintain an adequate number of skilled and licensed employees to professionally carry out the services for which the Sub-Advisor is being engaged consistent with third party service providers to a REIT of similar size and nature to the Company. In addition, the Sub-Advisor shall at all times maintain all necessary systems, equipment, software and other appropriate items available to perform such services, consistent with third party service providers to a REIT of similar size and nature to the Company.
11.02    Litigation.
There is no investigation, litigation, arbitration or reference proceeding pending or, to the Sub-Advisor’s knowledge, threatened (i) against the Sub-Advisor or its Affiliates, (ii) against the Sub-Advisor or its Affiliates with respect to their executive management teams or (iii) involving or alleging violations of any federal securities laws, rules of FINRA, blue sky laws or any other applicable securities laws or securities regulations which could prevent or materially impair the ability of the Sub-Advisor (or its Affiliates pursuant to engagements by the Sub-Advisor to perform services described in this Agreement) to perform the Sub-Advisor’s duties and obligations under this Agreement.

11.03    No Violation.
No proceeding is or was pending against the Sub-Advisor or its Affiliates, nor to the knowledge of the Sub-Advisor and its Affiliates has there been any investigations or any threatened proceeding involving or alleging violations of any federal securities laws, rules of FINRA, blue sky laws or any other applicable securities laws or securities regulations.
11.04    Conflict.
The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of the certificate of formation, operating agreement, bylaws or similar organizational documents of the Sub-Advisor, (ii) conflict with or violate, in any material respect, any law or governmental order applicable to the Sub-Advisor or (iii) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give rise to any rights of or result in, termination, modification, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which the Sub-Advisor is a party.
11.05    Salaries.
The Sub-Advisor acknowledges that the Sub-Advisor and any of its Affiliates that are engaged by the Sub-Advisor to perform services described in this Agreement are responsible for payment of the salaries of their own employees, except to the extent reimbursable pursuant to Section 5.01 hereof.
ARTICLE 12
COVENANTS OF THE SUB-ADVISOR
The Sub-Advisor covenants and agrees with the NSAM Sub-Advisor as follows:
12.01    Fulfillment of Obligations.
The Sub-Advisor shall diligently endeavor to fulfill its obligations under this Agreement and shall make its personnel and shall engage its Affiliates to provide the appropriate personnel so that its obligations hereunder may be fully discharged in a timely manner consistent with industry standards.
12.02    Delegation.
Where the Sub-Advisor delegates in whole or in part the discharge of any of its duties or functions and the exercise of any powers and discretion under this Agreement (the “Delegated Functions”) to a delegate (each a “Delegate”) (including, for the avoidance of doubt, any Affiliate of the Sub-Advisor or any Sub-Advisor Designee) (i) the engagement of such delegate, sub-contractor or agent by the Sub-Advisor shall be in accordance with Article 6 hereof; (ii) the Sub-

Advisor shall continue to remain liable to the NSAM Sub-Advisor for any acts or omissions of any Delegates; and (iii) the Sub-Advisor may disclose to the Delegate such information about the Advisor, the NSAM Sub-Advisor and the Company as the Sub-Advisor considers expedient, necessary or desirable to assist the Delegate with respect to the Delegated Functions.
12.03    Standard of Care.
The Sub-Advisor shall, at all times, have a duty to exercise good faith, in compliance with the terms of this Agreement, and shall use diligent and professional efforts with due care in performing the services hereunder consistent with industry standards.
12.04    Key Persons.
The Sub-Advisor agrees to make two of the following three employees, Scott H. Rechler, Michael Maturo and Jason M. Barnett (each, a “Sub-Advisor Key Employee” and collectively, the “Sub-Advisor Key Employees”) available to provide ongoing non-exclusive services (consistent with this Agreement) for the benefit of the NSAM Sub-Advisor during the term of this Agreement. The NSAM Sub-Advisor acknowledges that such Sub-Advisor Key Employees will be providing services to other investment programs managed by the Sub-Advisor and its Affiliates; provided, that such services will not materially interfere with the services to be provided to the NSAM Sub-Advisor. In the event that a Sub-Advisor Key Employee shall no longer be employed by or affiliated with the Sub-Advisor or its Affiliates or shall become otherwise unavailable (other than as a result of reassignment of such Sub-Advisor Key Employee or similar action), the Sub-Advisor shall designate a replacement Sub-Advisor Key Employee; provided, that such designation shall be subject to the prior written consent of the NSAM Sub-Advisor, which consent shall not be unreasonably withheld or delayed.
12.05    Maintenance of Personnel and Staff.
The Sub-Advisor agrees that it shall, individually and by engaging its Affiliates as necessary, maintain an adequate number of skilled and, to extent applicable, licensed employees to carry out professionally the services for which the Sub-Advisor is being engaged consistent with third party service providers providing similar services to a REIT of similar size and nature to the Company. The Sub-Advisor agrees that it shall maintain sufficient disaster recovery resources and systems to facilitate continuity of the services the Sub-Advisor provides in connection with the Company’s business in the event of disruption affecting the business of the Company. Furthermore, the Sub-Advisor agrees that it shall notify the NSAM Sub-Advisor as soon as practicable of any event affecting the Sub-Advisor (including, without limitation, any change to the Sub-Advisor’s information technology systems or practices) that is reasonably likely to have a material adverse effect on the ability of the Sub-Advisor to fulfill its duties or activities under this Agreement.
12.06    Cooperation.
The Sub-Advisor shall use its commercially reasonable efforts to cooperate with the NSAM Sub-Advisor, at the NSAM Sub-Advisor’s expense, to provide an orderly transfer and transition of services upon the expiration or earlier termination of this Agreement and shall provide any and all documents, reports and materials belonging or related to the services provided to the NSAM Sub-Advisor hereunder, including any and all other documents, reports and materials otherwise belonging or related to the Advisor, the NSAM Sub-Advisor or the Company. Furthermore, the Sub-Advisor will, whenever and as reasonably requested, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any documents that may be necessary to transition efficiently any services covered under this Agreement.
12.07    Performance Monitoring.
The NSAM Sub-Advisor shall have the right, but not the obligation, upon request and during normal business hours, to meet with key personnel and/or other executive level employees of the Sub-Advisor on an ongoing and regular basis to provide feedback and input regarding the performance of the Sub-Advisor’s services hereunder. The Sub-Advisor shall provide any and all non-proprietary information requested by the NSAM Sub-Advisor in connection with the services being provided under this Agreement at any time during normal business hours and from time to promptly upon request therefrom to the extent not confidential and proprietary to the Sub-Advisor’s business or the business of the Sub-Advisor’s Affiliates.
12.08    Records and Report.
The Sub-Advisor, in the conduct of its responsibilities set forth herein, shall keep and preserve for the period required by the NSAM Sub-Advisor and in any event for not less than six (6) years shall maintain adequate and separate books and records relevant to the provision of the services due hereunder to the NSAM Sub-Advisor, for the Company’s property operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded; and shall render to the NSAM Sub-Advisor such periodic and special reports as the NSAM Sub-Advisor may reasonably request. The Sub-Advisor agrees that all records that it maintains for the NSAM Sub-Advisor are property of the NSAM Sub-Advisor and will surrender promptly to the NSAM Sub-Advisor any such records upon the NSAM Sub-Advisor’s request, provided that the Sub-Advisor may retain a copy of such records. Such books and records shall be available for inspection or duplication by the NSAM Sub-Advisor, the Advisor, the Board and by counsel, auditors and other authorized agents of the Company, the NSAM Sub-Advisor or the Advisor, at any time or from time to time during normal business hours. The Sub-Advisor shall at all reasonable times, upon notice, have access to the books and records of the Company. At either party’s request, the NSAM Sub-Advisor and the Sub-Advisor will agree in good faith on a form or forms for reporting.
12.09    No Violations or Investigations.
Neither the Sub-Advisor nor any of the Sub-Advisor’s Affiliates that it engages to perform services described in this Agreement shall knowingly engage in any activities that could be deemed a violation of any federal securities laws, rules of FINRA, blue sky laws or any other applicable securities laws or securities regulations.
12.10    Cooperation.

The Sub-Advisor agrees to cooperate with the NSAM Sub-Advisor in the preparation of the Registration Statement and to promptly provide all information reasonably requested by the NSAM Sub-Advisor in connection with the preparation of the Registration Statement or the preparation of responses to comments of the SEC, FINRA or state securities commissions. Furthermore, the Sub-Advisor agrees to provide such reasonable information and reasonable assistance in connection with the services provided hereunder with respect to any inspection undertaken by any domestic or foreign regulatory entity in relation to the activities of the Advisor, the NSAM Sub-Advisor, the Company and their service providers, subject to reimbursement of any expenses incurred in connection therewith in accordance with Section 5.01 of this Agreement.
ARTICLE 13
COVENANTS OF THE ADVISOR AND THE NSAM SUB-ADVISOR
The Advisor and the NSAM Sub-Advisor covenant and agree with the Sub-Advisor as follows:
Without the prior written consent of the Sub-Advisor, the Advisor, the NSAM Sub-Advisor and their respective Affiliates shall not: (i) agree to any amendment to, modification of, or waiver of their rights or obligations under the Advisory Agreement which modifies the fees and reimbursements payable pursuant to the Advisory Agreement or this Agreement, reduces the indemnification of the Sub-Advisor and its Affiliates by the Advisor, the NSAM Sub-Advisor, the Operating Partnership or the Company, modifies the definitions of capitalized terms contained in the Advisory Agreement which are used to define capitalized terms in this Agreement, or otherwise modifies the Advisory Agreement in a manner that is reasonably likely to materially impact the rights or obligations of the Sub-Advisor pursuant to this Agreement; provided, that, with respect to this Article 13, the Sub-Advisor and its Affiliates shall agree to any amendment to the Advisory Agreement or this Agreement necessary to comply with the comments of any SEC, state securities commissions or FINRA or (ii) recommend or agree to nonpayment of or a deferral, waiver or other delay in the payment of the fees, reimbursements or any other compensation payable pursuant to the Advisory Agreement or this Agreement; provided, however, the Advisor expressly reserves the right to recommend or agree to nonpayment of or a deferral, waiver or other delay in the payment of Asset Management Fees payable pursuant to the Advisory Agreement.
ARTICLE 14
INTELLECTUAL PROPERTY RIGHTS
Upon payment therefore, all work product prepared by the Sub-Advisor for the NSAM Sub-Advisor and software purchased at the NSAM Sub-Advisor’s request and the purchase price of which is reimbursed by the NSAM Sub-Advisor or the Company shall become the sole and exclusive property of the NSAM Sub-Advisor or the Company, as the case may be. Notwithstanding the foregoing, the Sub-Advisor shall not have any right, title and interest in and to, and has not been granted any license to use, any intellectual property of the NSAM Sub-Advisor or the Company.

ARTICLE 15
LIMITATIONS ON ACTIVITIES
Notwithstanding any provision in this Agreement to the contrary, the Sub-Advisor shall use commercially reasonable efforts not to take any action that, in its sole judgment made in good faith, would: (i) adversely affect the ability of the Company to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company; (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended; (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities; (iv) require the Sub-Advisor to register as a broker-dealer with the SEC or any state; or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence takes place but such action has been ordered by the NSAM Sub-Advisor, the Sub-Advisor shall notify the NSAM Sub-Advisor of the Sub-Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the NSAM Sub-Advisor. In such event, the Sub-Advisor shall have no liability for acting in accordance with the specific instructions of the NSAM Sub-Advisor so given.
ARTICLE 16
ASSIGNMENT
This Agreement may be assigned by the Sub-Advisor to an Affiliate with the written approval of the NSAM Sub-Advisor. The Sub-Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the written approval of the NSAM Sub-Advisor. This Agreement shall not be assigned by the Company or the NSAM Sub-Advisor without the consent of the Sub-Advisor, except in the case of an assignment by the Company or the NSAM Sub-Advisor to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company or the NSAM Sub-Advisor, as the case may be, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the NSAM Sub-Advisor are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Sub-Advisor nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 16.
ARTICLE 17
INDEMNIFICATION
17.01    Indemnification of the Sub-Advisor.
Except as prohibited by the restrictions provided in this Section 17.01, Section 17.02 and Section 17.03, the Company, the NSAM Sub-Advisor and the Operating Partnership shall jointly and severally indemnify, defend and hold harmless the Sub-Advisor and its Affiliates, including their respective officers, directors, equity holders, partners, members and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Sub-Advisor by the Company may be made only out of the net assets of the Company.
Notwithstanding the foregoing, none of the Company, the NSAM Sub-Advisor nor the Operating Partnership shall indemnify the Sub-Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
17.02    Limitation on Indemnification.
Notwithstanding the foregoing, the Company, the NSAM Sub-Advisor and the Operating Partnership shall not provide for indemnification of the Sub-Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
(i)    The Sub-Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the NSAM Sub-Advisor.
(ii)    The Sub-Advisor or its Affiliates were acting on behalf of or performing services for the Company or the NSAM Sub-Advisor.
(iii)    Such liability or loss was not the result of negligence or misconduct by the Sub-Advisor or its Affiliates.
(iv)    Such indemnification or agreement to hold harmless is recoverable only out of the Company’s or the NSAM Advisor’s net assets and not from the Stockholders.
17.03    Limitation on Payment of Expenses.
The Company, the NSAM Sub-Advisor and the Operating Partnership shall jointly and severally pay or reimburse reasonable legal expenses and other costs incurred by the Sub-Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, the NSAM Sub-Advisor or the Operating Partnership, (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Sub-Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, the NSAM Sub-Advisor and the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
17.04    Indemnification of the NSAM Sub-Advisor, the Company and the Operating Partnership.
The Sub-Advisor shall indemnify and hold harmless the Company, the NSAM Sub-Advisor and the Operating Partnership, including their respective officers, directors, equity holders, partners, members and employees, from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Sub-Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Sub-Advisor shall not be held responsible for any action of the NSAM Sub-Advisor or the Board in following or declining to follow any advice or recommendation given by the Sub-Advisor.
17.05    No Rights Created.
The provisions of this Article 17 are for the benefit of the indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
ARTICLE 18
BANK ACCOUNTS
The Sub-Advisor may establish and maintain one or more bank accounts in the name of the Company to which NSAM Sub-Advisor shall have access or hold jointly and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the NSAM Sub-Advisor, or if the NSAM Sub-Advisor has been terminated, the Board, may approve, provided that no funds shall be commingled with the funds of the Sub-Advisor.  The Sub-Advisor shall from time to time render appropriate accountings of such collections and payments to the NSAM Sub-Advisor, or if the NSAM Sub-Advisor has been terminated, to the Board and the independent auditors of the Company.
ARTICLE 19
NON- SOLICITATION
During the period commencing on the Effective Date and ending one year following the Termination Date, the Company, the Advisor and their respective Affiliates shall not, without the

Sub-Advisor’s prior written consent, and the Sub-Advisor and its Affiliates shall not, without the Company’s and the Advisor’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the Company, the Advisor, the Sub-Advisor, or their respective Affiliates, as the case may be; or (ii) hire, on behalf of the Company or the Advisor or the Sub-Advisor, as the case may be, or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Company, the Advisor, the Sub-Advisor or their respective Affiliates, as the case may be. During the period commencing on the date hereof through and ending one year following the Termination Date, neither the Company, the Advisor nor the Sub-Advisor will, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Company, the Advisor, the Sub-Advisor or their respective Affiliates, as the case may be, with, or endeavor to entice away from any such party or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venture or other customer of any such party or its Affiliates.
ARTICLE 20
MISCELLANEOUS
20.01    Survival.
The provisions of Sections 10.04 and 12.06 and Articles 14, 17 and 20 shall survive the expiration or earlier termination of this Agreement.
20.02    Notices.
Any notice, report, or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein;
To the Company:
NorthStar/RXR New York Metro Income, Inc.
399 Park Avenue
18th Floor
New York, New York 10022
Telephone: (212) 547-2686
Facsimile: (212) 547-2786
Attention: Brett Klein
with a copy to (which shall not constitute Notice):
Greenburg Traurig, LLP
200 Park Avenue

New York, NY 10166
Telephone: (212) 801-9330
Facsimile No.: (212) 805-9330
Attention: Judith D. Fryer, Esq.
To the Advisor:
NSAM J-NS/RXR Ltd
c/o NSAM Luxembourg S.à.r.l.
6ème étage, 6A route de Trèves
L-2633 Senningerberg
Grand-Duchy of Luxembourg
Attention: General Counsel
Telephone: 352 26 94 661
with a copy to (which shall not constitute Notice):
Greenberg Traurig, LLP
200 Park Avenue
14th Floor
New York, NY 10166
Telephone: (212) 801-9330
Facsimile: (212) 805-9330
Attention: Judith D. Fryer, Esq.
To the NSAM Sub-Advisor:

NSAM Luxembourg S.à.r.l.
6ème étage, 6A route de Trèves
L-2633 Senningerberg
Grand-Duchy of Luxembourg
Attention: General Counsel
Telephone: 352 26 94 661
with a copy to (which shall not constitute Notice):
Greenberg Traurig, LLP
200 Park Avenue
14th Floor
New York, NY 10166
Telephone: (212) 801-9330
Facsimile: (212) 805-9330
Attention: Judith D. Fryer, Esq.

To the Sub-Advisor:
RXR NTR Sub-Advisor LLC
625 RXR Plaza
Uniondale, New York 11556
Facsimile No.: (516) 506-5813
Attention: Mr. Jason M. Barnett
with a copy to (which shall not constitute Notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8142
Facsimile No.: (212) 859-4000
Attention: Lee S. Parks, Esq.
Any party may at any time give notice in writing to the other party of a change in its address for the purpose of this Section 20.02.
20.03    Modification.
This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the NSAM Sub-Advisor, the Advisor, the Sub-Advisor and, with respect to Articles 4, 5, 9, 16 and 17 and Sections 3.04 and 20.03, the Company, and with respect to Article 17 and Section 20.03, the Operating Partnership, or their respective successors or permitted assigns.
20.04    Severability.
Each provision of this Agreement shall be considered separate from the others and, if for any reason, any provision or its application is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then such invalid, illegal or unenforceable provision shall not impair the operation of or affect any other provisions of this Agreement, and either (a) such invalid, illegal or unenforceable provision shall be construed and enforced to the maximum extent legally permissible or (b) the parties shall substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision with a substantially similar effect and intent.
20.05    Construction.
The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely in said state.

20.06    Entire Agreement.
This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
20.07    Waiver.
Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
20.08    Gender.
Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
20.09    Titles Not to Affect Interpretation.
The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
20.10    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
20.11    Confidentiality.
The Sub-Advisor and its representatives shall hold in confidence all data and information obtained from the Company, the Advisor, the NSAM Sub-Advisor or the Operating Partnership or any of their agents (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that the Sub-Advisor may disclose any data and information to its employees, officers, managers, consultants, accountants, attorneys and other agents who are assisting in the performance of its obligations under this Agreement, in each case who are advised that such data and information is confidential and are directed to keep such information confidential, except to the extent (a) required by a court order, governmental agency, including, the SEC, regulatory body or by law, or (b) in connection with any legal proceeding concerning this Agreement. Upon the expiration or earlier termination of this Agreement, the Sub-Advisor shall promptly return to the other parties to this Agreement all statements, documents, schedules, exhibits or other written information obtained in connection with this Agreement or the transactions contemplated in this Agreement unless otherwise specifically provided herein. In the event of a breach or threatened breach by the Sub-Advisor (or its agents or representatives) of this Section 20.11, the Company, the Advisor, the NSAM Sub-Advisor and the Operating Partnership shall be entitled to an injunction restraining the Sub-Advisor from breaching or threatening to breach this Section 20.11 (or its agents or representatives) from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company, the Advisor, the NSAM Sub-Advisor and the Operating Partnership hereto from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 20.11 shall survive expiration or early termination of this Agreement.
20.12    Disagreement as to Computations.
Notwithstanding anything to the contrary contained herein, in the event that the NSAM Sub-Advisor has advised the Sub-Advisor that it believes that any computation of any fee or expense reimbursement is inconsistent with the computation permitted by the Agreement or by the Advisory Agreement, neither the NSAM Sub-Advisor nor the Sub-Advisor shall submit a request to the Company for payment of such fee or reimbursement of such expense until such disagreement is resolved.
In connection with any fee, expense reimbursement or other payment due to the Sub-Advisor based on computations by the NSAM Sub-Advisor, the NSAM Sub-Advisor shall provide to the Sub-Advisor such supporting documentation as the Sub-Advisor shall reasonably request to enable it to review the accuracy of the computation.
20.13    Third Party Beneficiary.
The Company shall be a third party beneficiary of the provisions of Sections 8.03, 10.04, 12.08, 12.10, 17.04 and 20.11 and Articles 2, 14, 15 and 20 under this Agreement, the Operating Partnership shall be a third party beneficiary of the provisions of Sections 17.04 and 20.11 under this Agreement, and NRF shall be a third party beneficiary of the provisions of Section 4.01 under this Agreement, each entitled to enforce any rights, duties or obligations owed to it under such provisions, notwithstanding the terms of any other agreements between the Company and any party hereto.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NSAM LUXEMBOURG S.À.R.L.

By:	________________________________________
Name:	Daniel R. Gilbert
Title:	Manager

RXR NTR SUB-ADVISOR LLC

By:	________________________________________
Name:
Title:

With respect to Articles 4, 5, 9, 16 and 17 and Sections 3.04 and 20.03:

NORTHSTAR/RXR NEW YORK METRO INCOME, INC.

By:	________________________________________
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel and Secretary

With respect to Articles 17 and Section 20.03:

NORTHSTAR/RXR OPERATING PARTNERSHIP, LP

By:	________________________________________
Name:
Title:

NSAM J-NS/RXR LTD

By:	________________________________________
Name:	Daniel R. Gilbert
Title:	Director

Appendix A
Advisory Agreement